Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
SECOND QUARTER 2014 RESULTS

Houston, Texas
August 5, 2014

FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) today reported net income for its second quarter ended June 30, 2014 of $5.2 million, or $0.26 per diluted share, on operating revenues of $86.6 million compared to net income of $5.1 million, or $0.25 per diluted share, on operating revenues of $74.2 million in the prior year second quarter. Excluding a pre-tax impairment charge of $2.5 million representing a reserve against a note receivable, current quarter net income would have been $6.7 million, or $0.33 per diluted share.
Operating income for the current quarter was $13.6 million, inclusive of $3.1 million in gains on asset dispositions ("Gains"), compared to $10.8 million in the prior year quarter, which included $4.5 million in Gains. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $23.1 million in the current quarter, inclusive of the aforementioned Gains. Excluding the impairment charge noted above, Adjusted EBITDA was $25.5 million in the current quarter. This compares to EBITDA of $23.2 million, inclusive of $4.5 million in Gains noted above, in the prior year quarter, during which there were no special charges warranting adjustment.
Excluding the impact of Gains, current quarter Adjusted EBITDA, as adjusted for the pre-tax impairment charge of $2.5 million, was $22.4 million, representing a 19% improvement over $18.8 million of Adjusted EBITDA excluding Gains in the prior year quarter.
Second Quarter Results
Operating revenues in the quarter ended June 30, 2014 increased $12.3 million, a 17% improvement over the prior year quarter, primarily due to strong results from our U.S. Gulf of Mexico operations resulting from the resumption of operations of the EC225 heavy helicopters, higher rates for medium helicopters, and increased activity for single-engine helicopters. These increases were partially offset by a decrease in international revenues due to fewer helicopters on dry-leases compared to the prior year quarter and the conclusion of an operating contract in Uruguay in March 2014.

Operating expenses were $7.7 million higher in the current quarter primarily due to increased operating personnel costs resulting from pay scale and benefit adjustments related to a competitive labor market, increased repairs and maintenance expenses related to the resumption of the EC225 helicopter operations, as well as increased fuel and other expenses that are reimbursed by customers.
Administrative and general expenses were $0.5 million higher in the current quarter due to increased compensation costs.
Gains on asset dispositions were $1.3 million less than in the prior year quarter. During the current quarter, we sold one helicopter for a gain of $3.1 million. In the prior year quarter, we sold two helicopters and related equipment for a gain of $4.5 million.
Interest expense decreased $0.8 million primarily due to increased capitalized interest related to additional deposits on helicopter orders.

The Company recorded a $2.5 million pre-tax impairment charge in the current quarter on a note receivable from a foreign company with whom we participated in bids for contracts.
Six Months Results
The Company reported net income for the six months ended June 30, 2014 of $9.7 million, or $0.48 per diluted share, on operating revenues of $166.0 million compared to net income of $11.7 million, or $0.53 per diluted share, on operating revenues of $142.0 million in the same period a year ago. Net income for the current six months included a $2.5 million pre-tax impairment charge on a note receivable. Operating income for the current six months was $23.6 million, inclusive of $6.0 million in Gains, compared to $25.4 million in the same period a year ago, which included $15.3 million in Gains. EBITDA was $44.8 million in the current six months, inclusive of the aforementioned Gains. Excluding the aforementioned impairment charge, Adjusted EBITDA would have been $47.3 million in the current six months. This is compared to Adjusted EBITDA of $49.8 million, inclusive of Gains, in the prior six months. The decline in operating income and Adjusted EBITDA was due to $9.2 million less in gains from sales of helicopters and related equipment realized in the current six months compared to the prior year period.
Operating revenues increased $24.1 million due to strong results from our U.S. Gulf of Mexico operations. Operating expenses were $14.3 million higher due to increased operating personnel costs, increased repairs and maintenance expenses, and increased fuel and other expenses that are reimbursed by customers. Administrative and general expenses were $2.7 million higher due to increased compensation costs, including severance costs related to changes in senior management.
Sequential Quarter Results
Operating revenues in the second quarter increased $7.1 million compared to the first quarter of 2014 primarily due to normal seasonal factors, such as the start of flightseeing and firefighting activities in Alaska and longer daylight hours for oil and gas operations in Alaska and the Gulf of Mexico. The improvement in revenues from these factors was partially offset by lower international revenues and fewer SAR missions. Net income, notwithstanding the aforementioned pre-tax impairment charge of $2.5 million, improved by $0.8 million. Operating income increased $3.5 million during the second quarter, with little variance in Gains recognized in the two periods. Second quarter Adjusted EBITDA, excluding the aforementioned impairment charge, increased $3.8 million over first quarter EBITDA.
Equipment Acquisitions
During the quarter ended June 30, 2014, the Company's capital expenditures were $33.4 million, which consisted primarily of deposits on future helicopter deliveries and the final payment made on an AW139 medium helicopter. The Company records helicopter acquisitions in property and equipment and places helicopters in service once all completion work has been finalized and the helicopters are ready for use. The Company placed one new AW139 helicopter into service in June 2014 that had been delivered in the first quarter of 2014. In addition, the Company accepted delivery of one new AW139 helicopter in May 2014, which was placed into service in July 2014.
Capital Commitments
The Company’s unfunded capital commitments as of June 30, 2014 consisted primarily of orders for helicopters and totaled $299.8 million, of which $66.4 million is payable during 2014 with the balance payable through 2017. The Company also had $2.3 million of deposits paid on options not yet exercised. The Company may terminate $146.3 million of its total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than liquidated damages of $9.6 million in the aggregate.
Included in these capital commitments are agreements to purchase ten AW189 heavy helicopters, four S92 heavy helicopters and five AW169 light twin helicopters. The AW189 helicopters are scheduled to be delivered beginning in late 2014 through 2017. The S92 helicopters are scheduled to be delivered in 2015 through 2017. Delivery dates for the AW169 helicopters have yet to be determined. In addition, the Company had outstanding options to purchase up to an additional ten AW189 helicopters, five S92 helicopters and four

AW139 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2015 through 2018.
Liquidity
As of June 30, 2014, the Company had $14.9 million in cash balances and remaining availability under its senior secured revolving credit facility of $244.3 million.
Lake Palma Sale
Effective July 24, 2014, the Company sold its 51% interest in Lake Palma, S.L. ("Lake Palma") for $9.2 million to its joint venture partner, Fumicacion Aerea Andaluza S.A ("FAASA"). Lake Palma is a joint venture that dry-leases helicopters to FAASA for firefighting operations. In connection with the transaction, the Company assigned certain debt obligations of approximately $2.9 million to Lake Palma, and the balance of the purchase price was funded in cash. The Company expects to record a gain of approximately $2.3 million in the third quarter of 2014.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, August 6, 2014, to review the results for the second quarter ended June 30, 2014. The conference call can be accessed as follows:
All callers will need to reference the access code 83283531
Within the U.S.:
Operator Assisted Toll-Free Dial-In Number: (866) 607-0535
Outside the U.S.:
Operator Assisted International Dial-In Number: (832) 445-1827
Replay
A telephone replay will be available through August 20, 2014 and may be accessed by calling (855) 859-2056 for domestic callers or (404) 537-3406 for international callers. An audio replay will also be available on the Company's website at www.eragroupinc.com shortly after the call and will be accessible for approximately 90 days.
About Era Group
Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to third-party helicopter operators and customers in other countries, including Brazil, India, Norway, Spain, Sweden, and the United Kingdom. Era Group's helicopters are primarily used to transport personnel to, from and between offshore installations, drilling rigs and platforms.
This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management’s expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical nature of, the offshore oil and gas industry; the Company’s dependence on oil and gas exploration and development activity in the areas where the Company operates; fluctuations in worldwide prices of and demand for oil and natural gas; the ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; the requirement to engage in competitive processes or expend significant resources with no guaranty of recoupment; inherent risks in operating helicopters; the failure to maintain an acceptable safety record; the grounding of all or a portion of our fleet for extended periods of time or indefinitely; reduction or cancellation of services for government agencies; reliance on a small number of helicopter manufacturers and suppliers; political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of our assets or result in claims of a force majeure situation; declines in the global economy and financial markets; foreign currency exposure and exchange controls; credit risk exposure; the ongoing need to replace aging helicopters; the Company’s reliance on the secondary used helicopter market to dispose of older helicopters; the Company’s reliance on a small number of customers; allocation of risk between the Company and its customers; liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; adequacy of insurance coverage; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; the effect of the Spin-off, including the ability of the Company to recognize the expected benefits from the Spin-off and the Company’s dependence on SEACOR’s performance under various agreements; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words “estimate,” “project,” “intend,” “believe,” “plan” and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group’s expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company’s businesses, particularly those mentioned under “Risk Factors” in Era Group’s Annual Report on Form 10-K for the year ended December 31, 2013, in Era Group’s subsequent Quarterly Reports on Form 10-Q and in Era Group’s periodic reporting on Form 8-K (if any), which are incorporated by reference.
For additional information concerning Era Group, contact Christopher Bradshaw at (281) 606-4871 or visit Era Group's website at www.eragroupinc.com.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Operating revenues	$86,580	$74,237	$166,023	$141,964
Costs and expenses:
Operating	54,679	46,945	104,319	90,061
Administrative and general	10,065	9,545	21,399	18,679
Depreciation	11,425	11,431	22,712	23,092
	76,169	67,921	148,430	131,832
Gains on asset dispositions, net	3,139	4,476	6,030	15,277
Operating income	13,550	10,792	23,623	25,409
Other income (expense):
Interest income	143	150	288	297
Interest expense	(3,840)	(4,613)	(7,593)	(9,345)
SEACOR management fees	—	—	—	(168)
Derivative gains (losses), net	(11)	21	(41)	18
Note receivable impairment	(2,457)	—	(2,457)	—
Foreign currency gains (losses), net	21	315	(36)	56
Other, net	13	9	13	12
	(6,131)	(4,118)	(9,826)	(9,130)
Income before income tax expense and equity earnings (losses)	7,419	6,674	13,797	16,279
Income tax expense	2,759	2,398	5,262	5,976
Income before equity earnings (losses)	4,660	4,276	8,535	10,303
Equity earnings (losses), net of tax	536	674	1,035	1,236
Net income	5,196	4,950	9,570	11,539
Net loss attributable to non-controlling interest in subsidiary	25	105	96	210
Net income attributable to Era Group Inc.	5,221	5,055	9,666	11,749
Accretion of redemption value on Series A preferred stock	—	—	—	721
Net income attributable to common shares	$5,221	$5,055	$9,666	$11,028

Basic earnings per common share	$0.26	$0.25	$0.48	$0.53
Diluted earnings per common share	$0.26	$0.25	$0.48	$0.53

EBITDA	$23,077	$23,242	$44,849	$49,655
Adjusted EBITDA	$25,534	$23,242	$47,306	$49,823
Adjusted EBITDA excluding Gains	$22,395	$18,766	$41,276	$34,546

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share amounts, unaudited)

	Three Months Ended
	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
Operating revenues	$86,580	$79,443	$75,998	$80,997	$74,237
Costs and expenses:
Operating	54,679	49,640	45,213	51,338	46,945
Administrative and general	10,065	11,334	10,562	9,683	9,545
Depreciation	11,425	11,287	11,129	11,340	11,431
	76,169	72,261	66,904	72,361	67,921
Gains on asset dispositions, net	3,139	2,891	464	2,560	4,476
Operating income	13,550	10,073	9,558	11,196	10,792
Other income (expense):
Interest income	143	145	139	155	150
Interest expense	(3,840)	(3,753)	(4,311)	(4,394)	(4,613)
SEACOR management fees	—	—	—	—	—
Derivative gains (losses), net	(11)	(30)	(26)	(96)	21
Note receivable impairment	(2,457)	—	—	—	—
Foreign currency gains (losses), net	21	(57)	233	409	315
Other, net	13	—	—	7	9
	(6,131)	(3,695)	(3,965)	(3,919)	(4,118)
Income before income tax expense and equity earnings (losses)	7,419	6,378	5,593	7,277	6,674
Income tax expense	2,759	2,503	3,036	2,715	2,398
Income before equity earnings (losses)	4,660	3,875	2,557	4,562	4,276
Equity earnings (losses), net of tax	536	499	(880)	526	674
Net income	5,196	4,374	1,677	5,088	4,950
Net loss attributable to non-controlling interest in subsidiary	25	71	75	116	105
Net income attributable to Era Group Inc.	5,221	4,445	1,752	5,204	5,055
Accretion of redemption value on Series A preferred stock	—	—	—	—	—
Net income attributable to common shares	$5,221	$4,445	$1,752	$5,204	$5,055

Basic earnings per common share	$0.26	$0.22	$0.09	$0.26	$0.25
Diluted earnings per common share	$0.26	$0.22	$0.09	$0.25	$0.25

EBITDA	$23,077	$21,772	$20,014	$23,382	$23,242
Adjusted EBITDA	$25,534	$21,772	$20,014	$25,427	$23,242
Adjusted EBITDA excluding Gains	$22,395	$18,881	$19,550	$22,867	$18,766

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (in thousands, unaudited)

	Three Months Ended
	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
Oil and gas:(1)
U.S. Gulf of Mexico	$51,715	$49,141	$45,435	$40,503	$38,443
Alaska	9,305	6,197	6,885	14,003	9,398
International	173	1,245	1,228	1,248	1,278
Total oil and gas	61,193	56,583	53,548	55,754	49,119
Dry-leasing	11,466	10,876	11,566	10,376	13,074
Search and rescue	5,095	6,152	5,417	4,614	3,466
Air medical services	3,137	3,091	3,135	3,288	3,131
Flightseeing	2,946	—	—	4,390	2,794
Fixed Base Operations	2,858	2,842	2,434	2,671	2,782
Eliminations	(115)	(101)	(102)	(96)	(129)
	$86,580	$79,443	$75,998	$80,997	$74,237

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
Oil and gas:(1)
U.S. Gulf of Mexico	11,065	9,447	10,304	10,003	9,676
Alaska	1,122	682	895	2,860	1,405
International	—	57	62	60	48
Total oil and gas	12,187	10,186	11,261	12,923	11,129
Search and rescue	258	382	305	299	208
Air medical services	1,100	951	1,059	1,224	1,016
Flightseeing	1,080	—	—	1,744	1,134
	14,625	11,519	12,625	16,190	13,487
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$14,940	$22,290	$31,335	$22,517	$27,345
Receivables:
Trade, net of allowance for doubtful accounts	52,582	47,780	38,137	48,435	40,645
Other	2,078	4,824	4,374	2,961	14,607
Inventories, net	26,863	26,780	26,853	26,692	26,223
Prepaid expenses and other	2,991	3,292	2,167	1,278	2,854
Deferred income taxes	1,991	2,138	2,347	3,642	3,642
Escrow deposits	—	3,048	—	9,900	16,010
Total current assets	101,445	110,152	105,213	115,425	131,326
Property and equipment	1,116,678	1,084,199	1,066,958	1,014,907	1,012,661
Accumulated depreciation	(284,547)	(273,754)	(263,306)	(255,299)	(251,613)
Net property and equipment	832,131	810,445	803,652	759,608	761,048
Investments, at equity, and advances to 50% or less owned companies	36,053	35,433	34,986	36,113	35,529
Goodwill	352	352	352	352	352
Other assets	15,868	16,074	14,380	16,071	17,300
Total assets	$985,849	$972,456	$958,583	$927,569	$945,555

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$23,129	$13,639	$13,293	$16,796	$15,796
Accrued wages and benefits	9,791	9,583	8,792	8,937	6,976
Accrued interest	950	4,624	772	4,625	770
Accrued income taxes	236	781	613	—	—
Derivatives	569	529	621	—	—
Current portion of long-term debt	2,787	2,787	2,787	2,787	2,787
Other current liabilities	4,258	4,171	3,267	6,894	5,253
Total current liabilities	41,720	36,114	30,145	40,039	31,582
Deferred income taxes	214,117	211,479	209,574	208,483	204,487
Long-term debt	278,023	278,755	279,391	240,029	275,667
Deferred gains and other liabilities	3,120	3,476	3,412	5,343	5,947
Total liabilities	536,980	529,824	522,522	493,894	517,683
Equity:
Era Group Inc. stockholders' equity:
Common stock	204	203	202	202	202
Additional paid-in capital	425,010	423,728	421,310	420,650	420,056
Retained earnings	24,346	19,125	14,680	12,928	7,724
Treasury shares, at cost	(547)	(334)	(113)	(94)	(63)
Accumulated other comprehensive income (loss), net of tax	146	175	176	108	(44)
	449,159	442,897	436,255	433,794	427,875
Non-controlling interest in subsidiary	(290)	(265)	(194)	(119)	(3)
Total equity	448,869	442,632	436,061	433,675	427,872
Total liabilities and stockholders' equity	$985,849	$972,456	$958,583	$927,569	$945,555

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for SEACOR Management Fees and certain other items that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended
	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
	(in thousands)
Net Income	$5,196	$4,374	$1,677	$5,088	$4,950
Depreciation	11,425	11,287	11,129	11,340	11,431
Interest income	(143)	(145)	(139)	(155)	(150)
Interest expense	3,840	3,753	4,311	4,394	4,613
Income tax expense	2,759	2,503	3,036	2,715	2,398
EBITDA	$23,077	$21,772	$20,014	$23,382	$23,242
Special items (1)	2,457	—	—	2,045	—
Adjusted EBITDA	$25,534	$21,772	$20,014	$25,427	$23,242
Gains on asset dispositions, net ("Gains")	(3,139)	(2,891)	(464)	(2,560)	(4,476)
Adjusted EBITDA excluding Gains	$22,395	$18,881	$19,550	$22,867	$18,766
____________________

(1)	Special items include the following:

•
A pre-tax impairment charge of $2.5 million in the three months ended June 30, 2014 to write down the balance of a note receivable from a foreign company with whom we participated in bids for contracts; and

•	A one-time charge of $2.0 million related to operating leases on certain helicopters configured for air medical services in the three months ended September 30, 2013.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Jun 30, 2014	Mar 31, 2014	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013
Heavy:
EC225	9	9	9	9	9

Medium:
AW139	38	37	35	36	35
B212	9	10	11	11	11
B412	6	6	6	6	6
S76 A/A++	2	2	3	3	6
S76 C+/C++	6	6	6	6	7
	61	61	61	62	65

Light—twin engine:
A109	9	9	9	9	9
BK-117	3	3	3	6	6
EC135	20	20	20	20	20
EC145	5	4	4	4	3
	37	36	36	39	38

Light—single engine:
A119(2)	24	24	24	24	24
AS350	35	35	35	35	35
	59	59	59	59	59
Total Helicopters	166	165	165	169	171
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.

(2)	Effective July 24, 2014, we sold our 51% interest in Lake Palma, which owns seven of the A119 helicopters listed above.